Exhibit 10.101

NOTE PURCHASE AGREEMENT

This Note Purchase Agreement (this “Agreement”) is made and entered into as of May 19, 2010, by and between                              (the “Holder”), and Headwaters Incorporated, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Holder currently holds that principal amount of the 16% Convertible Senior Subordinated Notes due 2016 of the Company set forth on Schedule A (the “Notes”);

WHEREAS, the Holder desires to sell the Notes to the Company on the terms and conditions set forth in this Agreement (the “Sale”);

WHEREAS, the Company desires to purchase the Notes from the Holder on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

Sale of the Notes

Section 1.1 Sale of the Notes. Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined herein), the Holder shall sell to the Company and the Company shall purchase from the Holder that aggregate principal amount of Notes set forth in Schedule A in exchange for an aggregate purchase price of $         (the “Purchase Price”). In addition to the Purchase Price, the Company agrees that Holder shall receive an interest payment on the Notes equal to $         (“Accrued Interest”) on June 1, 2010, which represents the amount of interest that would have accrued on the Notes had the Notes remained outstanding through the end of the current interest payment period.

Section 1.2 Cancellation of Notes. Each of the Holder and Company hereby agrees that the Notes shall be cancelled in connection with the Sale. The Purchase Price shall be paid by the Company to the Holder in cash by wire transfer of immediately available U.S. funds on the Closing Date (as defined below). The Accrued Interest shall be paid on June 1, 2010 in accordance with the terms of the Indenture governing the Notes (“Indenture”). Each of the Holder and the Company acknowledges that the cancellation of the Notes shall have the effects specified in the Indenture.

Section 1.3 Closing Mechanics. The closing (the “Closing”) of the transactions contemplated by this Agreement shall occur at the offices of Pillsbury Winthrop Shaw Pittman LLP, 50 Fremont Street, San Francisco, California 94105, or such other location as may be mutually acceptable in each case at 9:00 a.m., San Francisco time, on third business day after the date of this Agreement or at such other time on the same date or such other date as the parties may agree in writing (such time and date, the “Closing Date”).

Section 1.4 Conditions to Closing.

(a) The obligation of the Holder hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of the following condition, provided that the condition is for the Holder’s sole benefit and may be waived by the Holder at any time in its sole discretion by providing the Company with prior written notice thereof: The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and the Company has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(b) The obligation of the Company hereunder to consummate the transactions contemplated hereby at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing the Holder with prior written notice thereof:

(i) The Holder shall have delivered, or caused to be delivered, to the Company (i) the Notes being sold pursuant to this Agreement in accordance with a properly completed and executed Letter of Transmittal in the form provided to the Holder (the “Letter of Transmittal”) and (ii) all other documentation reasonably requested by the Company relating to the right, title and interest in and to all of the Notes, and whatever documents of conveyance or transfer that may reasonably be necessary or desirable to transfer to and confirm in the Company all right, title and interest in and to (free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto) the Notes; and

(ii) The representations and warranties of the Holder in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on the Closing Date and that the Holder shall have complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

ARTICLE 2

Representations and Warranties of the Holder

The Holder hereby makes the following representations and warranties, each of which is true and correct on the date hereof and the Closing Date and shall survive the Closing Date and the transactions contemplated hereby to the extent set forth herein.

Section 2.1 Existence and Power.

(a) The Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the power, authority and capacity to execute and deliver this Agreement and the Letter of Transmittal, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Holder and the consummation by the Holder of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Holder is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Holder or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Holder, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

Section 2.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Holder and constitutes a legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 2.3 Title to Notes. The Holder has good and valid title to the Notes in the aggregate principal amount set forth on Schedule A, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto. The Holder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Notes or its rights in such Notes, or (ii) given any person or entity (“Person”) any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Notes which upon the Closing Date would limit the Holder’s power to transfer the Notes hereunder.

Section 2.4 Investment Decision. The Holder initially contacted the Company regarding the potential sale of the Notes. The Holder (or its authorized representative) has had the opportunity to review the Company’s filings with the Securities and Exchange Commission (the “Commission”), including, without limitation, the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, the Company’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2009 and March 31, 2010, the Company’s Proxy Statement filed January 11, 2010, and the Company’s Current Reports on Form 8-K filed on February 3, 2010, February 18, 2010, March 1, 2010 and May 4, 2010. The Holder has had such opportunity to ask questions of the Company and its representatives and to obtain from representatives of the Company such information as is necessary to permit it to evaluate the merits and risks of selling the Notes and has independently, without reliance upon any representatives of the Company and based on such information as the Holder deemed appropriate, made its own analysis and decision to enter into this Agreement.

Section 2.5 Professional Advice. The Holder is knowledgeable, sophisticated and experienced in business and financial matters and has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Sale and to make an informed investment decision with respect to the Sale. With respect to the tax, accounting and other economic considerations involved in the Sale, the Holder is not relying on the Company or any of its affiliates, and the Holder has carefully considered and has, to the extent the Holder believes such discussion is necessary, discussed with the Holder’s professional legal, tax, accounting and financial advisors the implications of the Sale for the Holder’s particular tax, accounting and financial situation.

Section 2.6 Letter of Transmittal. The information provided by the Holder in the Letter of Transmittal in the form provided to the Holder is true and accurate as of the date hereof and the Holder shall advise the Company promptly of any changes therein on or prior to the Closing.

ARTICLE 3

Representations, Warranties and Covenants of the Company

The Company hereby makes the following representations, warranties, and covenants each of which is true and correct on the date hereof and the Closing Date and shall survive the date of the Closing and the transactions contemplated hereby to the extent set forth herein.

Section 3.1 Existence and Power.

(a) The Company is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and consummate the transactions contemplated hereby.

(b) The execution of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not constitute or result in a breach, violation, conflict or default under any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license to which the Company is a party, whether written or oral, express or implied, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or on the part of any other party thereto or cause the acceleration or termination of any obligation or right of the Company, except for such breaches, conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect on the business, operations, condition (financial or otherwise), properties or results of operations of the Company, or an event, change or occurrence that would materially adversely affect the ability of the Company to perform its obligations under this Agreement.

Section 3.2 Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (b) general principles of equity.

Section 3.3 Professional Advice. The Company is knowledgeable, sophisticated and experienced in business and financial matters and has had the opportunity to consult with its accounting, tax, financial and legal advisors to be able to evaluate the risks involved in the Sale and to make an informed investment decision with respect to the Sale. With respect to the tax, accounting and other economic considerations involved in the Sale, the Company is not relying on the Holder or any of its affiliates, and the Company has carefully considered and has, to the extent the Holder believes such discussion is necessary, discussed with the Company’s professional legal, tax, accounting and financial advisors the implications of the Sale for the Company’s particular tax, accounting and financial situation.

Section 3.4 No Event of Default. The Company represents and warrants to the Holder that after giving effect to the terms of this Agreement and any other similar agreement with other holders of 16% Convertible Senior Subordinated Notes due 2016 of the Company, no default or event of default shall have occurred and be continuing as of the date hereof with respect to the Notes or any other indebtedness of the Company.

Section 3.5 Consents. Neither the Company nor any of its subsidiaries is required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement, in each case in accordance with the terms hereof or thereof.

Section 3.6 Insolvency. Neither the Company nor any of its subsidiaries has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead a creditor to do so. The Company and its subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and after giving effect to the transactions contemplated hereby to occur at the Closing, will not be Insolvent (as defined below). For purposes of this Section 3.6, “Insolvent” means, with respect to any Person (i) the present fair saleable value of such Person’s assets is less than the amount required to pay such Person’s total indebtedness, (ii) such Person is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) such Person intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature or (iv) such Person has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

ARTICLE 4

Miscellaneous Provisions

Section 4.1 Survival of Representations and Warranties. The agreements of the Company, as set forth herein, and the respective representations and warranties of Holder and the Company as set forth herein in Sections 2 and 3, respectively, shall survive the Closing Date.

Section 4.2 Notice. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed first class mail (postage prepaid) with return receipt requested or sent by reputable overnight courier service (charges prepaid):

(a)	if to the Holder, at the most current address given by such Holder to the Company; and

(b)	if to the Company, at its address, as follows:

Headwaters Incorporated

10654 South River Front Parkway

South Jordan, UT 80495

Attention: General Counsel

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attention: Linda C. Williams, Esq.

The Company by notice to the Sale may designate additional or different addresses for subsequent notices or communications. Notices will be deemed to have been given hereunder when delivered personally, three business days after deposit in the U.S. mail postage prepaid with return receipt requested and two business days after deposit postage prepaid with a reputable overnight courier service for delivery on the next business day.

Section 4.3 Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Sale embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

Section 4.4 Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

Section 4.5 Counterparts. This Agreement may be executed in multiple counterparts, and on separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

Section 4.6 Remedies Cumulative. Except as otherwise provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies available at law.

Section 4.7 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without reference to its conflicts of law rules.

Section 4.8 No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

Section 4.9 Waiver; Consent. This Agreement may not be changed, amended, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or any of the rights of a party hereto shall be effective or binding unless such waiver shall be in writing and signed by the party claimed to have given or consented thereto. Except to the extent otherwise agreed in writing, no waiver of any term, condition or other provision of this Agreement, or any breach thereof shall be deemed to be a waiver of any other term, condition or provision or any breach thereof, or any subsequent breach of the same term, condition or provision, nor shall any forbearance to seek a remedy for any noncompliance or breach be deemed to be a waiver of a party’s rights and remedies with respect to such noncompliance or breach.

Section 4.10 Word Meanings. The words such as “herein”, “hereinafter”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. The masculine shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

Section 4.11 No Broker. Neither party has engaged any third party as broker or finder or incurred or become obligated to pay any broker’s commission or finder’s fee in connection with the transactions contemplated by this Agreement other than such fees and expenses for which it shall be solely responsible.

Section 4.12 Further Assurances. The Holder and the Company each hereby agree to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions, as either party may reasonably request in connection with the transactions contemplated by this Agreement.

Section 4.13 Costs and Expenses. The Holder and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys’ fees.

Section 4.14 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

Section 4.15 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

Section 4.16 Most Favored Nation. The Company hereby represents and warrants as of the date hereof, and covenants and agrees from and after the date hereof until 90 days after the date hereof, that none of the terms offered by the Company to any Person with respect to any purchase, transfer or redemption (each a “Purchase Document”) relating to the Company’s 16% Convertible Senior Subordinated Notes due 2016, is or will be more favorable to such Person than those of the Holder, and this Agreement shall be, without any further action by the Holder or the Company, deemed amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms contained in such Purchase Document. Notwithstanding the foregoing, the Company agrees, at its expense, to take such other actions (such as entering into amendments to this Agreement) as the Holder may reasonably request to further effectuate the foregoing.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HOLDER:

By:
Name:
Title:

Signature Page to Note Purchase Agreement

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

HEADWATERS INCORPORATED

By:
Name:
Title:

Signature Page to Note Purchase Agreement

Schedule A

HOLDER NAME:

Aggregate Principal Amount of Notes